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                                                                   EXHIBIT 10(f)


          AMENDMENTS TO 1990 STOCK OPTION PLAN AND 1995, 1997 AND 2000
                          EMPLOYEE STOCK OPTION PLANS
                    OF FIRST TENNESSEE NATIONAL CORPORATION
                                OCTOBER 18, 2000

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1.       Add to the "Definitions" section of each Plan (Section 2) the following new term:

         "Workforce reduction" means any termination of employment of one or more employees of the Company or one or more of its subsidiaries as a result of the discontinuation by the Company of a business or line of business or a realignment of the Company, or a part thereof, or any other similar type of event; provided, however, in the case of any such event (whether the termination of employment was a result of a discontinuation, a realignment, or another event), that the Committee or the Board of Directors has designated the event as a "workforce reduction" for purposes of this Plan."

2. Amend Section 9 of each Plan [Section 10 for the 1990 Plan] by adding the term "workforce reduction" to the first sentence thereof so that the sentence will read as follows:

         "If a person to whom an option has been granted shall cease, for a reason other than his or her death, disability, early retirement, retirement, workforce reduction, or voluntary resignation, to be employed by the Company or a subsidiary, the options shall terminate three months after the cessation of employment, unless it terminates earlier under other provisions of the Plan."

3. Add the following new sentences to Section 9 of each Plan [except the 1990 Plan] at the appropriate location:

         "If the grantee of one or more stock options described in the second sentence of Section 7 of the Plan or as to which the number of shares awarded was based on a formula which included a percentage of the grantee's annual bonus or target bonus or participation in a bonus plan shall cease to be employed as a result of a workforce reduction, then each of such stock options shall terminate on the date specified by the Committee, not to exceed five years after the date of termination, unless it terminates earlier under other provisions of the Plan. Although such exercise is not limited to the exercise rights which had accrued at the date of termination, such exercise shall be subject to all applicable conditions and restrictions prescribed in Section 8 hereof. If the grantee of one or more stock options not described in the prior two sentences of this paragraph shall cease to be employed as a result of a workforce reduction, then each of such stock options shall terminate on the date specified by the Committee, not to exceed three years after the date of termination, unless it terminates earlier under other provisions of the Plan. Although such exercise is not limited to exercise rights which had accrued at the date of termination, such exercise




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         shall be subject to all applicable conditions and restrictions prescribed in Section 8 hereof."

4. Add the following new sentences to Section 10 of the 1990 Plan at the appropriate location:

         "If the grantee of one or more stock options shall cease to be employed as a result of a workforce reduction, then each of such stock options shall terminate on the date specified by the Committee, not to exceed three years after the date of termination, unless it terminates earlier under other provisions of the Plan. Although such exercise is not limited to exercise rights which had accrued at the date of termination, such exercise shall be subject to all applicable conditions and restrictions prescribed in Section 9 hereof."